UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2015

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51171	04-3514457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Boylston Street
Eighth Floor
Boston, MA 02116
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2015, Epirus Switzerland GmbH, a wholly-owned subsidiary of EPIRUS Biopharmaceuticals, Inc. (together with its subsidiaries, the “Company”), entered into a New Collaboration Compound Supplement to the Collaboration Agreement (the “Supplement Agreement”) with Livzon Mabpharm Inc. (“Livzon”). The Supplement Agreement amends the Exclusive License and Collaboration Agreement, dated as of September 24, 2014, by and between the Company and Livzon (the “Collaboration Agreement”), to add the Company’s product candidate, BOW070, a biosimilar version of Actemra® (tocilizumab), as one of the additional compounds to be developed and commercialized pursuant to the terms of the Collaboration Agreement.

Under the Supplement Agreement, the Company and Livzon each granted the other party, in the other party’s territory, exclusive, royalty-bearing licenses under certain patent rights and know-how to develop, manufacture and commercialize BOW070. Livzon’s territory consists of China, Hong Kong, Macau and Taiwan, and the Company’s territory consists of the rest of the world. Livzon will be responsible for certain pre-clinical development activities, including analytical and process development, characterization work and formulation development, with the costs for such pre-clinical development activities to be borne by both parties, and each party will be responsible at its sole expense for clinical development, regulatory filings and approvals, and commercialization of BOW070 in each such party’s territory. Livzon will be a preferred supplier of BOW070 for clinical and commercialization purposes, subject to Livzon’s satisfaction of certain performance criteria. As part of such preferred supplier designation, the parties have agreed to certain minimum supply price and purchase commitments following commercial launch of BOW070.

The Company will pay a total of $4.5 million to Livzon to complete the pre-clinical development activities, consisting of: (i) an initial cash payment of $1.5 million upon entry into the Supplement Agreement and (ii) three additional cash payments of $1 million each upon the achievement of certain pre-clinical development milestones. Each of the parties is eligible to receive from the other party royalty payments, based on gross margin of BOW070 in the other party’s territory, ranging from the low- to mid-single digit percentages.

If not terminated earlier or extended by mutual agreement of the parties, the Supplement Agreement expires in its entirety twenty years from the effective date. Either party may terminate the Supplement Agreement for any material breach by the other party that is not cured within a specified time period.  Either party may also terminate the Supplement Agreement upon bankruptcy or insolvency of the other party or if the other party challenges any of the patents licensed to it under the Supplement Agreement.

The foregoing description of the Supplement Agreement does not purport to be complete and is qualified in its entirety by the full text of the Supplement Agreement, a copy of which will be filed, with confidential terms redacted, with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

Date: September 28, 2015

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